Exhibit 24.2

CONFIDENTIAL

At a duly constituted meeting of the Board of Directors of Sunoco, Inc., held on February 21, 2012 the following resolution was adopted:

(12:0221-01)

RESOLVED, that the Annual Report of Sunoco, Inc. (the “Company”) to the Securities and Exchange Commission on Form 10-K, for the year ended December 31, 2011 is approved substantially in the form presented to this meeting, subject to such changes or amendments as may be approved (as so amended, the “Form 10-K”) by any one of the following officers of the Company: the Chairman, Chief Executive Officer and President, the Senior Vice President and Chief Financial Officer, or the Senior Vice President, General Counsel and Corporate Secretary; and

FURTHER RESOLVED, that each of the above-named officers and the Comptroller (collectively, the “Authorized Officers”) is authorized to sign and file, or cause to be filed, on behalf of the Company, the Form 10-K, together with any such other certificates, documents, instruments or notices as may be necessary, or as any such officer may deem necessary or desirable, in order to effectuate or carry out the purposes and intent of the foregoing resolutions, and that all such actions heretofore taken by any one or more of the Authorized Officers in order to effectuate or carry out the purposes and intent of the foregoing resolutions are hereby ratified, adopted and approved.

I, the undersigned, Assistant Corporate Secretary of Sunoco, Inc. (the “Company”) do hereby certify that the foregoing is a true, complete and accurate copy of resolution adopted by the Board of Directors of the Company at a meeting held on the aforementioned date, at which a quorum of directors was present; and I do further certify that this resolution has not been altered, amended, repealed or rescinded and is now in full force and effect.

WITNESS my hand and the seal of the Company this 22nd day of February, 2012

(Corporate Seal)

/s/ JEAN M. JONES
Assistant Corporate Secretary